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Exhibit 99.1

Headwaters Incorporated
Supplemental Regulation FD Disclosure Statement
Dated December 4, 2013

Our Company

        Headwaters is a building products company operating in the light building products and heavy building materials sectors. Our vision is to improve lives through innovative advancements in construction materials. We sell building products such as manufactured architectural stone, siding accessory products and concrete block. We also market coal combustion products ("CCPs"), including fly ash which is primarily used as a partial replacement for portland cement in concrete. Sales of our light building products and CCPs have grown organically through existing operations, including the commercialization of new technologies and products, as well as strategic tuck-in acquisitions. Our revenue for the year ended September 30, 2013 was $702.6 million, and Adjusted EBITDA was $116.2 million, up 11% and 13% from 2012, respectively.

        We have limited involvement in the energy sector where we sell catalytic materials to certain refineries engaged in heavy oil upgrading. We have sold other energy related businesses, including the business of reclaiming waste coal, which is presented in our financial data and audited consolidated financial statements included elsewhere in this offering memorandum as a discontinued operation. We conduct our business primarily through the following three reporting segments: light building products, heavy construction materials, and energy technology.

        Light Building Products.    This segment has established leading positions in several product categories in the light building products sector, and is currently our largest reporting segment based on revenue. For the year ended September 30, 2013, our light building products segment generated $394.3 million in revenue and $72.9 million in Adjusted EBITDA, up 16% and 15% from 2012, respectively.

        We are a leading designer, manufacturer and marketer of siding accessories used in residential repair and remodeling and new residential construction applications. Our siding accessories include decorative window shutters, gable vents, mounting blocks, and window and door trim products. We also market functional shutters, specialty siding products, specialty roofing products and window wells. Our siding accessory sales are primarily driven by the residential repair and remodeling market and, to a lesser extent, by the new residential construction market. In December 2012 we acquired the assets of Kleer Lumber, Inc. ("Kleer Lumber") located in Westfield, Massachusetts. The acquisition added cellular polyvinyl chloride ("PVC") trim board and moulding products to our light building products segment, enhancing our market position and product offerings.

        We are a leading producer of manufactured architectural stone. Eldorado Stone, our largest stone brand by revenue, is designed and manufactured to be one of the most realistic manufactured architectural stone products in the world. Our two additional brands are marketed at different price points in the manufactured architectural stone market, allowing us to compete across a broad spectrum of customer profiles. Our manufactured stone sales are primarily driven by new residential construction, but we also sell product in the repair and remodel and commercial construction end markets.

        We believe we are the largest manufacturer of concrete block in the Texas market, which we believe to be one of the largest concrete block markets in the United States. We offer a variety of concrete based masonry unit products and employ a regional branding and distribution strategy. A large portion of our concrete block sales is generated in the Texas institutional construction market, but we also serve the commercial construction end market and, to a lesser extent, new residential construction.

        Our light building products segment has a large customer base, including one-step and two-step wholesale distributors, retailers such as The Home Depot, Lowe's, and lumber yards, and we also sell certain products directly to contractors. As a result, sales are broadly diversified across the country geographically as well as by distribution channel. We believe we attract a large base of customers because we have a wide assortment of high quality products that have strong brand recognition.

        Heavy Construction Materials.    This segment has the leading U.S. position in the marketing of fly ash in the heavy construction materials sector, and is currently our second largest reporting segment based on revenue. For the year ended September 30, 2013, our heavy construction materials segment generated $293.0 million in revenue and $56.6 million in Adjusted EBITDA, up 4% and 3% from 2012, respectively.

        We are the national leader in the management and marketing of fly ash and other CCPs, procuring fly ash from coal-fueled electric generating utilities and supplying it to our customers as a mineral admixture used as a partial replacement for portland cement in the production of concrete. CCPs, such as fly ash and bottom ash, are the non-carbon components of coal that remain after coal is burned.

        Fly ash is most valuable when used as a mineral admixture to replace a portion of the portland cement used in concrete. Concrete made with fly ash has better performance characteristics than concrete made only from portland cement, including improved durability, decreased permeability and enhanced corrosion resistance. Further, concrete made with CCPs typically is easier to work with than concrete made only with portland cement, due in part to its better pumping and forming properties. Because fly ash can be substituted for a portion of the portland cement used in concrete and is generally less expensive per ton than portland cement, the total per cubic yard cost of concrete made with fly ash can be lower than the cost of concrete made exclusively with portland cement. According to a 2011 report sponsored by us from the American Road and Transportation Builders Association, the recycling of fly ash into concrete saves federal and state governments more than $5 billion annually in infrastructure costs, based on the initial price savings of fly ash relative to portland cement and the longer durability of concrete made with fly ash.

        In order to ensure a steady and reliable supply of CCPs, we enter into long-term, exclusive supply agreements with coal-fueled electric generating utilities. Our supply chain includes stand-alone CCP distribution terminals strategically located to provide customer access to CCPs, as well as plant-site supply facilities. Our extensive distribution network allows us to transport CCPs significant distances to meet customer demand when supplies in local markets are unavailable.

        A substantial majority of our CCP revenue comes from sales to an extensive customer base that uses fly ash as a mineral admixture for the partial replacement for portland cement in concrete. These customers are primarily ready mix producers, but also include paving contractors and other manufacturers of concrete products. Our customers typically operate in limited geographical areas because of the high cost of transporting concrete and concrete products, but we sell fly ash in multiple regions across the country utilizing our broad sources of supply and our efficient distribution system.

        We plan to grow our heavy construction materials business by increasing the percentage of fly ash used as a mineral admixture for the partial replacement of portland cement and expanding the use of CCPs through market recognition of the performance, economic and environmental benefits of CCPs. Based on Portland Cement Association and American Coal Ash Association data, we estimate that for calendar 2012, fly ash replaced approximately 18% of the portland cement that otherwise would have been used in concrete produced in the United States.

        Energy Technology.    We are involved in heavy oil upgrading processes and liquefaction of coal into liquid fuels through the sale of our HCAT® catalyst material. HCAT® is a proprietary technology that uses a liquid catalyst precursor to facilitate hydrogen transfer within the most difficult to upgrade, bottom-of-the-barrel feedstocks, enabling refiners to increase conversion or throughput, and/or utilize less expensive opportunity crudes. HCAT® is recognized in the industry as a proven technology, based on continued operations for more than three years at our initial customer location. This customer treats approximately 42,000 barrels per day with HCAT®.

        We formerly owned and operated 11 coal cleaning facilities capable of separating ash from waste coal to provide a refined coal product that is higher in Btu value and lower in impurities than the feedstock coal and which can generate refined coal tax credits under Internal Revenue Code Section 45. In September 2011, we committed to a plan to sell all of our coal cleaning facilities. During fiscal 2012 we sold one facility and in fiscal 2013, we sold the remaining ten facilities.

        Headwaters was incorporated in Delaware in 1995. Our stock trades under the New York Stock Exchange symbol "HW."

Our Strengths

        Well Positioned to Benefit from Continued Recovery in the Construction Markets.    Our light building products segment is driven by repair and remodeling, new residential construction, and to a lesser extent commercial and institutional construction, while our heavy construction materials segment is driven primarily by infrastructure construction, new residential construction, and to a lesser extent commercial construction.

        During the recent unprecedented downturn in the construction markets, we took significant actions to right-size our manufacturing capacity and reduce our segment and corporate overhead. We believe that we are well positioned to benefit from improvements in the construction markets given our market leadership positions and reduced cost structure.

        The new residential construction market improved significantly in 2012 and 2013. The U.S. Census Bureau reported a seasonally adjusted annual rate of 891,000 total housing starts in August 2013, a 19% year-over-year improvement. However, these figures are still significantly below the long term annual median of 1.5 million total housing starts since the U.S. Census Bureau started reporting this data in 1959.

        Additionally, existing home sales have also been trending up. The National Association of Realtors® reported that in September 2013 total existing home sales were at a seasonally-adjusted annual rate of 5.3 million units, compared to 4.8 million units during the same period in 2012, representing a 10.4% improvement. Total housing inventory as of September 30, 2013 was 2.2 million existing homes for sale, representing a 5.0 month supply. This compares to a 5.4 month supply as of September 30, 2012 and a 4.3 month supply in May 2004, near the peak of the housing boom. The National Association of Realtors also reported that the national median existing-home price for all housing types in September 2013 was 12% above the prior year. We believe population growth, pent-up household formation and increased builder confidence are some of the factors that will continue to support positive momentum. In addition, there has been relatively little homebuilding over the last several years, mortgage rates of approximately 4.5% are still historically low, and we believe there is pent-up demand for housing that will emerge as the economy improves.

        Operating Leverage.    Operating leverage is the amount of each incremental revenue dollar that increases profitability, and we believe our operating leverage is higher than many of our competitors. The importance of operating leverage is that a change in revenue is magnified in the impact that it has on operating income, Adjusted EBITDA, net income and free cash flow. In 2012, on revenue growth of 8%, we experienced growth in operating income from $(12.2) million to $34.4 million and growth in Adjusted EBITDA of 34%. In 2013, on revenue growth of 11%, we experienced growth in operating income of 58% and growth in Adjusted EBITDA of 13%. Adjusted EBITDA growth in 2013 was primarily tempered by product mix in addition to manufacturing inefficiencies in our block product group and the acquisition of our trim product line. The growth in 2012 and 2013, particularly 2012, reflects our operating leverage and the successful price initiatives and cost savings measures that also improved performance. We plan to continue to aggressively manage fixed costs and improve operating performance in the future in order to further improve our operating margins, although our operating margin in any quarter or year may be affected by changes in raw material prices, fuel costs and other factors outside of our control. Our current plans focus on increasing future revenues to take advantage of our operating leverage.

        Strong Adjusted EBITDA Margins.    Our focus on attractive niche markets has resulted in our ability to generate strong Adjusted EBITDA margins. At the peak of the previous housing cycle, for the fiscal year ended September 30, 2006, our light building products' Adjusted EBITDA margin was 21.7% and our heavy construction materials' Adjusted EBITDA margin was 22.2%. Although our margins declined during the recent down cycle, we have eliminated significant costs from our business; our Adjusted EBITDA margins for 2013 were 18.5% and 19.3% in our light building products and heavy construction materials segments, respectively, despite our revenue being 20% less for our light building products and heavy construction materials segments combined than from peak in 2006. We believe that our Adjusted EBITDA margins are typically near the top quartile of margins in the light building products and heavy construction material sectors.

        Market Leadership in Attractive Niche End Markets.    We have leading market positions in multiple categories of both residential and non-residential building products that are used primarily in exterior siding applications. We are the number one national provider of decorative window shutters, gable vents and mounting blocks, and a leader in specialty siding, which we collectively refer to as siding accessories. Siding accessories are principally used for residential repair and remodeling projects and to a lesser extent for new residential construction. We believe we are the only national manufacturer of manufactured architectural stone that provides the market with a set of three well recognized brands at different price points and value propositions. Currently, our Eldorado brand is the primary product sold at the high end of the market, making us a unique leading producer of manufactured architectural stone, which is used in both residential and commercial construction. We believe we are the number one producer of concrete block in the Texas market, which is used for institutional and commercial construction applications. We are the number one national supplier of CCPs. We believe our focus on attractive niche markets helps us generate profit margins near the top of our light building products and heavy construction materials peer groups.

        Comprehensive Product Portfolio.    We offer a comprehensive portfolio of branded exterior building products oriented towards higher margin niche applications and used extensively in repair and remodel and new residential construction applications. Customers use our niche products regardless of their choice of siding. Examples of our products that are designed to be used in conjunction with a wide variety of siding materials include decorative shutters, gable vents, mounting blocks, architectural stone, polished block, specialty siding, specialty roofing, and outdoor landscaping and living centers. The acquisition of the assets of Kleer Lumber enhanced our product portfolio with the addition of cellular PVC trim board and moulding products, another high margin niche product. Newly acquired product categories complement our existing product offerings and further enhance our market position in the exterior building products market.

        Strong Brand Recognition.    Headwaters has strong brand recognition in the building products industry. We are widely recognized for our siding accessories that enhance the appearance of homes while delivering durability at a lower cost compared to similar aluminum, wood and plastic products. We believe our various product brands are among the most recognized brands in the siding accessory market and that these brands are recognized for quality, performance and aesthetics. We leverage a multi-brand strategy to market similar products through various distribution channels. For example, we distribute our Builders Edge brand of shutters through The Home Depot and our Mid-America brand of shutters through the wholesale channel. We are able to capture a larger percentage of the market with this segmentation strategy. Under our Eldorado Stone, Dutch Quality Stone and StoneCraft brands we market a wide variety of manufactured architectural stone products that offer high aesthetic quality, ease of installation, durability and reasonable cost to meet a variety of design needs and price points. Our unique product segmentation has positioned us to continue to compete effectively using all three of our brands in our customer value proposition. We believe our strong brand recognition helps us increase demand for our building products and maintain our market leadership positions, and gives us the flexibility to further segment the market by customer type and by distribution channel.

        Extensive and Established National Distribution Networks.    We maintain sophisticated distribution systems in both our light building products and heavy construction materials segments, providing us with national marketing and sales opportunities. Our siding product group maintains an extensive distribution network that consists of substantially all of the major vinyl siding, roofing and window distributors in the United States. We believe our penetration of these channels is due to contractor loyalty to our brands instilled by the quality and breadth of our products and our high level of services to distributors, including rapid order fulfillment. We distribute our manufactured architectural stone products on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other specialty contractor stores.

        In addition, we believe we have the most extensive CCP infrastructure in the United States with stand-alone CCP distribution terminals across North America, as well as plant site facilities. We believe our extensive distribution network across both of our construction materials segments has been a key factor in our growth because it allows us to add other products which we have developed internally or acquired through strategic acquisitions, rapidly increasing sales opportunities.

        Long-Term Customer Relationships and Exclusive Supply Contracts.    We have developed attractive, long-term relationships with our customers. Our light building products business enjoys a large and broadly diversified customer base in the residential home improvement and new home construction markets that include many retail customers and siding wholesalers across North America and to a lesser extent, in Europe and Asia. The non-retail channel consists of wholesale distributors, with some of these customer relationships in effect for more than 30 years. The wholesale distribution customers are very attractive to us due to the relationships they develop and maintain with the contractors who install the building products. Contractors have tended to continue using the products that they have grown accustomed to installing and the manufacturers upon whom they have come to rely for excellent product quality and customer service. Because we have consistently delivered high quality products on a timely basis for contractors, the wholesale channel has rewarded us with relationships that have grown and strengthened over the years. We have also developed relationships within the retail distribution channel. We have been supplying products to The Home Depot and Lowe's for more than 15 years. We are the national vendor of choice to The Home Depot for shutters and the national vendor of choice to Lowe's for mounting blocks and gable vents.

        Our heavy construction materials segment has established long-term relationships and exclusive CCP management contracts with many of the nation's major coal-fueled electric generating utilities. We contract with these utilities to manage and market CCPs, including high-value CCPs that are used as a partial replacement for portland cement and can also be used in many products manufactured in our light building products segment. We currently provide CCP management services at approximately 90 locations. The combination of our long term exclusive supply agreements and our extensive distribution system provides superior services and products at lower cost that allow us to maintain our leadership economic position.

Our Strategy

        Niche Market Based Strategy.    Our focus is on attractive niche end markets that are adjacent to our core business and where we can provide customers with a compelling value proposition. Our goal is to grow into attractive adjacent niche markets, to obtain strong market share positions, allowing our stakeholders to benefit from attractive economics in each niche market in which we compete. We plan to avoid commodity building products opportunities, focusing on markets with more favorable economics. Maintaining a strong core set of products, while expanding into adjacent product lines, should allow us to expand with lower costs and risk.

        The acquisition of Kleer Lumber in December 2012 is an excellent example of our niche market based strategy. Kleer Lumber's cellular PVC trim board market is a niche market that has attractive growth and margins. Further, the trim board product is complementary to our existing siding accessories product line, allowing us to market the product directly to our existing light building products customers.

        Introduce New Products and Brands to Leverage our Distribution System.    We have one of the most extensive distribution networks in the building products industry, allowing us to reach most of the major vinyl siding, roofing, window and masonry distributors in the United States. This extensive distribution network provides us with an existing outlet for our newly developed or acquired products to quickly expand sales of such products. For example, one of our newer products, Foundry specialty siding, has enjoyed a 19% compounded growth rate for the past two years, primarily through the expansion of our distribution and price increases.

        The acquisition of Kleer Lumber is a great example of a complementary product which has been able to increase sales through expanded distribution within our existing network. We have integrated Kleer Lumber's cellular PVC trim board product with our existing siding accessories to sell the new products provided from the acquisition of Kleer Lumber through our extensive distribution network.

        Early in 2013, we began to invest in new product development and have been successful in developing several new products intended for introduction in 2014. Our product development efforts are consistent with our focus on roofing, siding, trim/decking/railing, stone, block, and coal combustion products, expanding our presence in niche markets and increasing sales to our existing customer base. Products that we intend to launch in 2014 include synthetic thick slate, additions to our specialty siding, agricultural synthetic gypsum, interior stone lines, and carbon mitigation for coal combustion products.

        Architectural Stone Market Segmentation.    Our manufactured architectural stone marketing strategy is to segment the market into three different price points, represented by different levels of aesthetic quality. Accordingly, as we present our three brands to wholesale distribution customers, we are able to offer a unique value proposition, i.e., a high end product that is unique in the marketplace today, and a mid-point priced product that is competitive with other brands. This strategy has allowed us to expand to distributors that want to offer our high end product with our mid-point priced product.

        Geographic Expansion.    We will look for opportunities to expand our business in U.S. regions with high expected growth potential, such as Florida, Texas and the western United States. The recently announced acquisitions of Entegra Roof Tile and Tag & Stick, whose products are primarily sold in Florida, the third fastest growing state in terms of population growth, are an example of our strategic focus to expand in high growth markets. We currently sell selected light building products in Florida but our operations there will expand significantly with these acquisitions.

        We will also look to expand into new geographic markets where we can leverage our distribution, brands and successful operating models. For example, in our regional Texas block business approximately 70% of our revenue in 2012 was from our core block products. The remainder is from a wide variety of products, some of which have higher gross margin than the core block product. The variety and higher margin products included in our product portfolio allows us to have a higher margin than a typical block manufacturer. In 2012, we purchased a small block manufacturer in Louisiana ("Louisiana Block") and began the process of implementing our block operating model—including expanding production of non-core block products—in that state. Since the Louisiana Block acquisition we have increased its revenue by 90% and increased Adjusted EBITDA margins from a negative 3.5% to a positive 8.5% in 2013.

        Grow CCP Business Through Optimizing Our Distribution System, Increasing Supply and Expanding Services.    We have the most extensive CCP infrastructure in the United States, and are the only distributor of fly ash with national capabilities. This infrastructure allows us to pursue CCP supply contracts throughout the nation and gives us an advantage when competing for supply contracts. We believe our industry-leading distribution network has been a significant factor in our historical growth and positions us well for future growth. We continue to grow our supply of high quality fly ash through extension of our distribution and storage system, blending fly ash to achieve a desired level of quality, and extending our existing exclusive supply agreements.

        One of the principal reasons that fly ash has successfully increased its share of the concrete production market relative to portland cement in concrete production is that our national distribution capabilities have allowed us to offer the market a consistent supply of high quality fly ash. The replacement rate of fly ash for portland cement has increased from approximately 11% to 18% from 2000 to 2012. Our business will continue to grow as the substitution rate increases due to the availability of high quality ash at a lower price and with higher performance attributes than portland cement. As a substitute product for portland cement, our sales should increase with the anticipated growth in cement consumption. However, we do anticipate that the replacement rate of fly ash for portland cement will temporarily decline as we emerge from the recession and portland cement production rapidly increases, much as it did during the recovery from the 2000 recession. In addition to increased shipments of fly ash commensurate with portland cement, rising cement prices increase demand for fly ash, and should create a favorable pricing environment.

        The realignment of electricity production in the United States away from coal presents a strategic opportunity for Headwaters to continue to be a prime source of fly ash supply and to fill the void that may be caused by shut downs of coal fired power stations. Our national distribution system and our extensive supply arrangements allow us to fill gaps in regional markets that may have fly ash shortages. We currently have excess supply that can be used to fill increasing demand and regional shortages. Our strategy is to continue to increase our sources of supply, including the expansion of storage facilities, even as the total market supply is reduced.

        Continued Focus on Maximizing our Operating Leverage and Improving Cost Structure.    We are actively engaged in continuous improvement in our operating segments. In 2013, our Adjusted EBITDA margin in our light building products segment was 18.5% and 19.3% in our heavy construction materials segment. For 2014, we have identified additional areas for improvement and one of our goals is margin expansion. Overall, our strategy is to provide total customer service, but low cost delivery of our products is a significant driver in our customer value proposition.

        We continue to reduce costs through revitalized lean initiatives and cost-cutting across both of our segments. In 2013, our initiatives eliminated approximately $9 million in costs through several actions, including material and labor improvements. We continue to optimize our manufacturing operations by shifting production to lower cost facilities and improving utilization. Other 2014 initiatives include reduced packaging, equipment, and transportation costs. We have experienced high capture rates of planned cost improvements and expect further ongoing savings as a normal course of our operations.

Our Acquisition Strategy

        As a part of our growth strategy, we continue to evaluate acquisitions in adjacent product areas that are consistent with our product and customer focus. Principal targets in our core product categories include roofing, siding accessories, synthetic lumber (e.g., trim board, railing, and decking), block, stone and coal combustion products. We are well positioned to add value to acquired companies in these product categories by both expanding distribution and sales and reducing costs. Our disciplined and selective acquisition criteria require that transactions be priced within acceptable profit parameters and they can be expected to generate adequate rates of return.

        Between 2010 and 2013, we have completed five bolt-on acquisitions, and all have been consistent with our acquisition strategy. The five acquisitions included two in our block product group, one in siding accessories, one in synthetic lumber, and one in our stone product group. In the four acquisitions that we have held for more than one year, we realized the cost synergies planned at the time of the acquisition and have substantially achieved our internal rate of return requirements, representing returns in excess of our weighted average cost of capital. In these four transactions, we have also realized revenue growth and, due to expanded distribution, we aim to significantly increase our 2014 annual trim board revenue.

        Currently we are evaluating potential acquisitions in roofing, coal combustion products, and block product groups that meet our criteria. The recently announced Entegra Roof Tile and Tag & Stick transactions, which are described below, add new product lines to our roofing category and are positioned in the strong growth Florida market.

        We have stated that our target net debt to Adjusted EBITDA ratio ("net leverage ratio") is in the range of 2.5 to 3.0 times and that we expect to achieve this target by the end of fiscal 2014. We have a demonstrated track record of successful debt reduction. Our net leverage ratio has declined from 6.7x at June 30, 2011 to 3.3x at September 30, 2013, and we have reduced our face amount of unsecured notes from $153.0 million to $57.5 million over the same period. We believe that this offering combined with the Entegra Roof Tile and Tag & Stick acquisitions, and taking into account other potential acquisitions which fall within our acquisition criteria, will not affect our ability to achieve our net leverage ratio target by the end of fiscal 2014. We remain committed to our ongoing debt reduction strategy and intend to continue to carefully manage our capital structure to stay within our target net leverage ratio range.

Entegra Roof Tile and Tag & Stick Acquisitions

        On December 4, 2013, we entered into a purchase agreement with Roof Tile, Inc. ("Entegra Roof Tile"), Barrier Group, LLC ("Tag & Stick") and their stockholders to acquire an 80% equity interest in the business of Entegra Roof Tile and a 40% equity interest in Tag & Stick for a combined purchase price of $53.7 million, subject to certain working capital and tax based adjustments which are estimated to be $4.2 million in aggregate. Revenue for the twelve months ended October 31, 2013 for the Entegra Roof Tile and Tag & Stick businesses was $32.4 million. The acquisitions are expected to be accretive to Headwaters' Adjusted EBITDA margins.

        Entegra Roof Tile is a leading manufacturer of high quality concrete roof tiles and accessories under the Entegra brand that are sold primarily into the Florida markets. Tag & Stick's patented underlayment product was developed to overcome problems associated with underlayments currently used in Florida. These acquisitions will provide additional product offerings to our current roofing products portfolio. We believe that the Entegra Roof Tile and Tag & Stick acquisitions will provide us with additional sales and distribution opportunities in the building products market in Florida, which is the third fastest growing state in the U.S. in terms of population. The innovative roofing underlayment product which is currently being sold in the Florida market, will be made available to Headwaters' customer base throughout the United States. In addition, we believe that the strategic location of the

Entegra Roof Tile's centralized manufacturing plant in Florida, the quality of its contractor/customer relationships, and the scope of its products and services provide a strong competitive advantage. Many of its customers are currently customers of Headwaters, and the acquisition thus provides us with the opportunity to expand our existing sales within the Florida market.

        Pursuant to the terms of the purchase agreement, Entegra Roof Tile will contribute all of its assets and liabilities, with certain exceptions, to a newly formed limited liability company in which we will own an 80% interest. The remaining 20% interest will be held by two significant stockholders of Entegra Roof Tile, who will also serve as executive officers and serve on the board of directors of the newly formed limited liability company. Additionally, Tag & Stick will contribute all of its assets and liabilities to a separate, newly formed limited liability company in which we will own a 40% interest. The remaining 60% interest will be held by the current significant owners of Tag & Stick, who will also serve as the executive officers and serve on the board of directors of the newly formed limited liability company.

        The acquisitions, which are targeted to close in December 2013, are subject to customary closing conditions. Accordingly we cannot be certain that the acquisitions will close on this timeframe or at all.

Summary Financial and Operating Data

        The following table sets forth a summary of our consolidated financial data. We derived the summary consolidated financial data as of September 30, 2012 and 2013 and for the years ended September 30, 2011, 2012 and 2013 from the audited consolidated financial statements and related notes included elsewhere in this offering memorandum. We derived the financial information as of September 30, 2011 from our audited consolidated financial statements that are not included in this offering memorandum. The summary consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and accompanying notes included elsewhere in this offering memorandum.

	Year ended September 30,
	2011	2012	2013
	(dollars in thousands)
Statement of Operations Data:
Revenue:
Light building products	$314,062	$339,632	$394,324
Heavy construction materials	253,300	281,672	293,000
Energy technology	20,602	11,483	15,252

Total revenue	587,964	632,787	702,576
Cost of revenue:
Light building products	238,377	241,669	283,128
Heavy construction materials	193,006	210,158	219,996
Energy technology	10,648	5,893	6,970

Total cost of revenue	442,031	457,720	510,094

Gross profit	145,933	175,067	192,482
Operating expenses:
Amortization	22,359	20,675	20,230
Research and development	6,451	8,006	7,330
Selling, general and administrative	111,358	109,838	110,511
Restructuring costs	17,930	2,145	0

Total operating expenses	158,098	140,664	138,071

Operating income (loss)	(12,165)	34,403	54,411
Other Income (expense):
Net interest expense (1)	$(126,252)	$(52,678)	$(42,566)
Other, net	4,314	(7,493)	364

Total other income (expense), net	(121,938)	(60,171)	(42,202)

Income (loss) before income taxes	(134,103)	(25,768)	12,209
Income tax benefit (provision)	171	(661)	(3,924)

Income (loss) from continuing operations	(133,932)	(26,429)	8,285
Loss from discontinued operations, net of income taxes	(95,989)	(35,819)	(1,148)

Net income (loss)	$(229,921)	$(62,248)	$7,137

	Year ended September 30,
	2011	2012	2013
	(dollars in thousands)
Operating income without restructuring costs	$5,765	$36,548	$54,411
Adjusted EBITDA (2)	$76,661	$102,707	$116,230
Adjusted EBITDA margin (3)	13.0%	16.2%	16.5%
Capital expenditures	$27,381	$26,447	$29,119
Cash paid for interest	$106,925	$38,809	$37,100
Total debt (4)	$527,803	$500,539	$456,973
Net debt (4)	$476,993	$446,757	$381,657
Net debt / Adjusted EBITDA	6.2x	4.3x	3.3x
Adjusted EBITDA / Cash paid for interest (5)	0.7x	2.6x	3.1x
Balance Sheet Data (at period end):
Cash and cash equivalents	$50,810	$53,782	$75,316
Net property, plant and equipment	164,709	159,706	159,619
Total assets	728,237	680,937	724,009
Total liabilities	671,501	684,066	639,599
Total stockholders' equity (net capital deficiency)	56,736	(3,129)	84,410

(1)
Net interest expense for the fiscal year ended September 30, 2011 includes approximately $62.6 million of early repayment premiums, of which $59.0 million was related to the retirement of our 11-3/8% senior secured notes in March 2011.

(2)
Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments and other non-routine adjustments that arise from time to time, all as detailed in the table that follows.

  EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentations of Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they are not comparable to other similarly-titled measures used by other companies. See "Non-GAAP Financial Data." Our presentations of EBITDA and Adjusted EBITDA may not be in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports presented under the Exchange Act. See "SEC Review."

  Adjusted EBITDA is calculated as follows:

	2011	2012	2013
Income (loss) from continuing operations (GAAP)	$(133,932)	$(26,429)	$8,285
Blue Flint (a)	(4,603)	6,326	—
Income taxes	(171)	661	3,924
Net interest expense	126,252	52,678	42,566
Depreciation and amortization	54,007	51,480	52,317
Equity-based compensation	3,272	1,755	1,703
Litigation settlement/accrual	15,000	—	—
Restructuring costs (b)	17,930	2,145	—
Thames bankruptcy (c)	—	1,000	—
Gain on early debt repayments	—	(2,479)	—
Write-off of R&D joint venture	—	3,245	—
Kleer Lumber acquisition-related costs and adjustments	—	—	1,785
Cash-based compensation tied to stock price	(1,094)	12,325	5,650

Adjusted EBITDA	$76,661	$102,707	$116,230

(a)
Represents the equity earnings or loss from our investment in the Blue Flint Ethanol ("Blue Flint") joint venture, of which our interest was sold effective January 1, 2012 for $18.5 million.

(b)
Represents costs incurred in connection with restructuring activities initiated in 2011 and undertaken primarily in our light building products segment as a result of the depressed new housing and residential remodeling markets.

(c)
Represents assets written off in our heavy construction materials segment due to a customer bankruptcy.
(3)
Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.

(4)
Total debt is the aggregate carrying amount of debt outstanding, net of discounts. Net debt is total debt less cash and cash equivalents.

(5)
On an as adjusted basis after giving effect to the offering of notes as if it had closed on October 1, 2012, our ratio of Adjusted EBITDA / Cash paid for interest would have been            .

Risks Relating to the Entegra Roof Tile and Tag & Stick Acquisitions

We may not realize the expected benefits of Entegra Roof Tile and Tag & Stick integrating into our company.

        Our proposed Entegra Roof Tile and Tag & Stick acquisitions will involve the integration of our operations with the operations of Entegra Roof Tile and Tag & Stick and the uncertainties inherent in such an integration. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, including failure to achieve expected synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If we cannot successfully integrate our business with the business of Entegra Roof Tile and Tag & Stick, we may fail to realize the expected benefits of the acquisitions.

There can be no assurance that we will be able to consummate the proposed acquisitions on the schedule or on the terms described in this offering memorandum or at all.

        We anticipate that the closing of the proposed Entegra Roof Tile and Tag & Stick acquisitions will occur during December 2013, which may occur after the date of the expected closing of this offering. However, because the proposed acquisitions are subject to the satisfaction of customary closing conditions, we can give no assurance that we will consummate the acquisitions on the terms described in this offering memorandum or at all. If we are unable to complete the proposed acquisitions described in this offering memorandum, our future operating results may fall short of expectations.

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  Exhibit 99.1
Risks Relating to the Entegra Roof Tile and Tag & Stick Acquisitions